Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION OF
RUSH ENTERPRISES, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the “TBCA”), Rush Enterprises, Inc., a Texas corporation (the “Corporation”), adopts the following Articles of Amendment to the Restated Articles of Incorporation:

1.             The name of the corporation is Rush Enterprises, Inc.

2.             The Restated Articles of Incorporation of the Corporation are hereby amended by deleting the first paragraph of Article Four thereof in its entirety and replacing in lieu thereof a new first paragraph of Article Four, reading in its entirety as follows:

“ARTICLE FOUR

                The total number of shares of all classes of stock which the corporation shall be authorized to issue is 81,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 60,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 20,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).”

3.             This amendment has been approved in the manner required by the TBCA and the constituent documents of the Corporation.

4.             These Articles of Amendment to the Restated Articles of Incorporation shall become effective when filed with the Secretary of State of the State of Texas.

[Signature page follows]

Rush Enterprises, Inc. has caused these Articles of Amendment to the Restated Articles of Incorporation to be executed on the 20th day of September, 2007, by its duly authorized officer.

RUSH ENTERPRISES, INC.

By:	/s/ W.M. “Rusty” Rush
W.M. “Rusty” Rush
Chief Executive Officer